Filed pursuant to Rule 433
Registration No. 333-130318
March 13, 2007
Final Terms Sheet for 5.300% Notes due 2017

Issuer:	Eaton Corporation
Securities Title:	5.300% Notes due 2017
Principal Amount:	$250,000,000
Maturity Date	March 15, 2017
Price to Public:	99.640% of principal amount
Coupon:	5.300% per annum
Benchmark Treasury:	4.625% due February 15, 2017
Benchmark Treasury Yield:	4.497%
Spread to Benchmark Treasury:	Plus 85 basis points
Yield to Maturity:	5.347%
Make-Whole Call:	Treasury rate plus 15 basis points
Expected Settlement Date:	T+3; March 16, 2007
Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on September 15, 2007 and ending on the Maturity Date
Underwriters:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. UBS Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, J.P. Morgan Securities, Inc. collect at 212-834-4533 or UBS Securities LLC toll free at 1-888-722-9555 ext. 1088.

Final Term Sheet for 5.800% Notes due 2037

Issuer:	Eaton Corporation
Securities Title:	5.800% Notes due 2037
Principal Amount:	$250,000,000
Maturity Date:	March 15, 2037
Price to Public:	99.620% of principal amount
Coupon:	5.800% per annum
Benchmark Treasury:	4.500% due February 15, 2036
Benchmark Treasury Yield:	4.677%
Spread to Benchmark Treasury:	Plus 115 basis points
Yield to Maturity:	5.827%
Make-Whole Call:	Treasury rate plus 20 basis points
Expected Settlement Date:	T+3; March 16, 2007
Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on September 15, 2007 and ending on the Maturity Date
Underwriters:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, J.P. Morgan Securities, Inc. collect at 212-834-4533 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.